SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.___)

Filed by the Registrant [X]

Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[ ]	Preliminary Proxy Statement

[X]	Definitive Proxy Statement

[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[ ]	Definitive Additional Materials

[ ]	Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

Autobytel Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[ ]	Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Autobytel Inc.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on June 25, 2002

TO OUR STOCKHOLDERS:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of the Stockholders of Autobytel Inc., a Delaware corporation (“Autobytel”), will be held at 18872 MacArthur Boulevard, Fourth Floor, Irvine, California 92612-1400, on Thursday, June 25, 2002, at 10:00 a.m., Pacific Daylight Time, for the following purposes:

     1. To elect three Class I Directors and one Class II Director; and

     2. To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

     The board of directors has fixed the close of business on April 29, 2002 as the record date for the determination of the holders of common stock entitled to notice of and to vote at the Annual Meeting.

     We are enclosing a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2001.

     A list of stockholders entitled to vote at the Annual Meeting will be open for examination by any stockholder for any purpose germane to the meeting during ordinary business hours for a period of ten days prior to the Annual Meeting at the offices of Autobytel, 18872 MacArthur Boulevard, Irvine, California 92612-1400, and will also be available for examination at the Annual Meeting until its adjournment.

     YOUR ATTENTION IS DIRECTED TO THE ACCOMPANYING PROXY STATEMENT. WE INVITE ALL STOCKHOLDERS TO ATTEND THE ANNUAL MEETING. TO ENSURE THAT YOUR SHARES WILL BE VOTED AT THE ANNUAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE YOUR SHARES IN PERSON EVEN IF YOU HAVE PREVIOUSLY SUBMITTED A PROXY.

By Order of the Board of Directors

Jeffrey A. Schwartz President and Chief Executive Officer

Irvine, California
April 30, 2002

IMPORTANT

     YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AND PROMPTLY RETURN IT IN THE ENVELOPE PROVIDED TO AUTOBYTEL’S TRANSFER AGENT AT U.S. STOCK TRANSFER, ATTENTION: MAIL CENTER, 1815 SOUTH BRAND BOULEVARD, UNIT B, GLENDALE, CALIFORNIA 91204, TO BE RECEIVED NO LATER THAN JUNE 24, 2002. IN ORDER TO AVOID THE ADDITIONAL EXPENSE TO AUTOBYTEL OF FURTHER SOLICITATION, WE ASK YOUR COOPERATION IN MAILING IN YOUR PROXY PROMPTLY.

THE MEETING
NOMINATION AND ELECTION OF THREE CLASS I DIRECTORS AND ONE CLASS II DIRECTOR (PROPOSAL 1)
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
MANAGEMENT
Stock Price Performance Graph
AUTOBYTEL COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
AUTOBYTEL AUDIT COMMITTEE REPORT
AUTOBYTEL’S INDEPENDENT PUBLIC ACCOUNTANTS
TRANSACTION OF OTHER BUSINESS
FUTURE STOCKHOLDER PROPOSALS

PROXY STATEMENT

Autobytel Inc.
18872 MacArthur Boulevard
Irvine, California 92612-1400

To Be Held on June 25, 2002

THE MEETING

     THE ENCLOSED PROXY IS SOLICITED BY AND ON BEHALF OF THE BOARD OF DIRECTORS OF AUTOBYTEL INC., A DELAWARE CORPORATION, FOR USE AT AUTOBYTEL’S 2002 ANNUAL MEETING OF STOCKHOLDERS (THE “ANNUAL MEETING”) TO BE HELD ON THURSDAY, JUNE 25, 2002 AT 10:00 A.M., PACIFIC DAYLIGHT TIME, AT AUTOBYTEL’S CORPORATE HEADQUARTERS AT 18872 MACARTHUR BOULEVARD, FOURTH FLOOR, IRVINE, CALIFORNIA 92612-1400, AND AT ANY AND ALL ADJOURNMENTS OR POSTPONEMENTS THEREOF, FOR THE PURPOSES SET FORTH IN THE ACCOMPANYING NOTICE OF ANNUAL MEETING OF STOCKHOLDERS.

     This Proxy Statement of Autobytel is being mailed on or about May 13, 2002 to each stockholder of record as of the close of business on April 29, 2002.

Record Date and Outstanding Shares

     Autobytel’s board of directors has fixed the close of business on April 29, 2002 as the record date for the Annual Meeting. Only holders of record of Autobytel’s common stock at the close of business on the record date are entitled to notice of and to vote at the Annual Meeting. As of the close of business on the record date there were 31,137,099 shares of common stock outstanding and entitled to vote, held of record by approximately 550 stockholders.

Quorum and Vote Required

     Holders of Autobytel common stock are entitled to one vote for each share held as of the record date. Approval of the directors in Proposal 1 requires the vote of a plurality of the outstanding common stock of Autobytel present in person or represented by proxy at the Annual Meeting. Attendance at the Annual Meeting in person or by proxy of the shares representing a majority of the outstanding common stock of Autobytel is required for a quorum.

Abstentions

     Any abstention will be counted for purposes of determining a quorum, but will have the same effect as a vote AGAINST the proposals considered at the Annual Meeting.

Broker Non-Votes

     In the event that a broker, bank, custodian, nominee or other record holder of Autobytel’s common stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular matter, which is called a broker non-vote, those shares will not be considered for purposes of determining the number of shares entitled to vote with respect to a particular proposal on which the broker has expressly not voted, but will be counted for purposes of determining the presence or absence of a quorum for the transaction of business.

Solicitation of Proxy; Expenses of Proxy Solicitation

     The enclosed proxy is solicited by and on behalf of the board of directors of Autobytel. In addition to solicitation by mail, officers, directors and regular employees of Autobytel, who will receive no additional compensation for their services, may solicit proxies by mail, telegraph, facsimile transmission or personal calls. These persons will receive no additional compensation for solicitation of proxies, but may be reimbursed for reasonable out-of-pocket expenses.

     Autobytel will pay all of the expenses of soliciting proxies to be voted at the Annual Meeting. Autobytel has requested brokers and nominees who hold stock in their name to furnish this proxy material to their customers and Autobytel will reimburse such brokers and nominees for their related out-of-pocket expenses.

Voting of Proxies

     The proxy accompanying this Proxy Statement is solicited on behalf of the Autobytel board of directors for use at the Annual Meeting. Please complete, date and sign the accompanying proxy and promptly return it in the enclosed envelope or otherwise mail it to Autobytel. All properly signed proxies that Autobytel receives prior to the vote at the Annual Meeting and that are not revoked will be voted at the Annual Meeting according to the instructions indicated on the proxies or, if no direction is indicated, such proxies will be voted FOR each of the nominees for Class I Director and Class II Director.

     Autobytel’s board of directors does not know of any matter that is not referred to in this Proxy Statement to be presented for action at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, the persons named in the proxies will have discretion to vote on such matters in accordance with their best judgment.

Revocability of Proxy

     If you are the holder of record for your shares, you may revoke your proxy at any time before it is exercised at the Annual Meeting by taking any of the following actions:

•	delivering a written notice to the secretary of Autobytel at its principal office, 18872 MacArthur Boulevard, Irvine, California 92612-1400;

•	delivering a signed subsequent proxy relating to the same shares and bearing a later date prior to the vote at the Annual Meeting; or

•	attending the Annual Meeting and voting in person, although attendance at the Annual Meeting will not, by itself, revoke a proxy.

     Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must bring to the Annual Meeting a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares.

Recommendation of the Board of Directors

     The board of directors of Autobytel recommends that Autobytel stockholders vote FOR the proposal to elect three Class I Directors and one Class II Director.

TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE ANNUAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE IT IS VOTED.

NOMINATION AND ELECTION OF THREE CLASS I DIRECTORS AND ONE CLASS II DIRECTOR
(PROPOSAL 1)

     The persons named in the enclosed proxy will vote to elect the three nominees named below under “Nominees for Class I Director” and one nominee named below under “Nominee for Class II Director” unless instructed otherwise in the proxy. The persons receiving the greatest number of votes, up to the number of directors to be elected, shall be the persons elected as the Class I Directors and Class II Director, as applicable. Holders of common stock are not allowed to cumulate their votes in the election of Class I Directors or Class II Director. Shares represented by proxies which are marked “withhold authority” will have the same effect as a vote against the nominees. The Class I Directors are to hold office until the 2005 Annual Meeting of Stockholders and until their respective successors are duly qualified and elected. The Class II Director is to hold office until the 2003 Annual Meeting of Stockholders or until his successor is duly qualified and elected.

     The names and certain information concerning the persons nominated to be elected as Class I Directors and Class II Director by the board of directors at the Annual Meeting are set forth below. THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF THE NOMINEES NAMED BELOW UNDER “NOMINEES FOR CLASS I DIRECTOR” and “NOMINEE FOR CLASS II DIRECTOR.” It is intended that shares represented by the proxies will be voted FOR the election to the board of directors of the persons named below unless authority to vote for the nominees has been withheld in the proxy. Although the persons nominated have consented to serve as directors if elected, and the board of directors has no reason to believe that the nominees will be unable to serve as directors, if any nominee withdraws or otherwise becomes unavailable to serve, the persons named as proxies will vote for any substitute nominee designated by the board of directors. The following information regarding Autobytel’s directors, including nominees, is relevant to your consideration of the slate proposed by your board of directors:

Directors

     The current directors of Autobytel are as follows:

Name	Age	Position

Michael J. Fuchs	56	Chairman of the Board and Director
Jeffrey A. Schwartz	36	Chief Executive Officer, President and Director
Jeffrey H. Coats	44	Director
Robert S. Grimes	58	Director
Mark N. Kaplan	72	Director
Kenneth J. Orton	50	Director
Richard A. Post	43	Director
Mark R. Ross	56	Director
Peter Titz	49	Director

     The board of directors is divided into three classes, with each class holding office for staggered three-year terms. The terms of Class I Directors Jeffrey A. Schwartz, Richard A. Post and Peter Titz expire in 2002, the terms of Class II Directors Mark N. Kaplan and Kenneth J. Orton expire in 2003, the term of Class II Director Mark R. Ross expires in 2002,and the terms of Class III Directors Jeffrey H. Coats, Michael J. Fuchs and Robert S. Grimes expire in 2004. There are no family relationships among Autobytel’s officers and directors.

Attendance at Meetings and Board Committees

     During the fiscal year ended December 31, 2001, the board of directors held a total of 15 meetings. Each member of the board of directors attended more than 75% of the meetings of the board and of the committees of which he was a member, except that Mr. Coats attended 73% of the meetings of the board of directors and Mr. Schwartz, who became a director on August 14, 2001, attended 66% of the meetings of the board of directors since such date.

     The standing committees of the board of directors are the Compensation Committee and the Audit Committee.

     The Compensation Committee, which met on five occasions in 2001, is responsible for determining the compensation of executive officers and Autobytel’s non-executive officer employee compensation structure. The Compensation Committee currently consists of Jeffrey H. Coats, Michael J. Fuchs and Kenneth J. Orton.

     The Audit Committee, which operates under a written charter approved by the Audit Committee and adopted by the board of directors, is responsible for (i) reviewing Autobytel’s financial results and the scope and results of audits; (ii) evaluating Autobytel’s system of internal controls and meeting with independent auditors and appropriate financial personnel concerning Autobytel’s system of internal controls; (iii) recommending to the board of directors the appointment of the independent auditors; and (iv) evaluating Autobytel’s financial reporting activities and the accounting standards and principles followed. The Audit Committee currently consists of Jeffrey H. Coats, Mark N. Kaplan, Mark R. Ross and Richard A. Post and met on nine occasions in 2001. Each of the Audit Committee members, other than Mr. Coats, satisfies the definition of independent director under the applicable rules of the Nasdaq National Market. Mr. Coats is not an independent director by virtue of his recent consulting agreement with Autobytel. The board of directors believes that Mr. Coats’ past service on the Audit Committee prior to the consulting agreement and his experience in financial matters make him a valuable contributor to the Audit Committee.

Nominees for Class I Director

     The following persons’ names will be placed in nomination for election to the board of directors as Class I Directors. The shares represented by the proxy cards returned will be voted FOR the election of these nominees unless you specify otherwise.

     Richard A. Post has served as a director of Autobytel since February 1999. Since July 2000, Mr. Post has been Managing Partner of Lonetree Capital Partners. From June 1998 to July 2000, Mr. Post was Executive Vice President and Chief Financial Officer of MediaOne Group, Inc. and President of MediaOne Capital Corp., a subsidiary of MediaOne Group, Inc. From January 1997 to June 1998, Mr. Post was Vice President and Chief Financial Officer of MediaOne Group, Inc. Mr. Post joined US WEST Financial Services in April 1988 as manager of Corporate Development and was promoted in 1990, first to Executive Director, and then to Vice President, responsible for all Capital Asset Group businesses. From June 1996 to January 1997, he was President of Corporate Development at US WEST, Inc. where he had responsibility for corporate development efforts at US WEST Communications, as well as US WEST, Inc. From December 1995 to June 1996, he served as Vice President of Corporate Development for US WEST Media Group, a division of the former US WEST, Inc. Mr. Post holds both a business administration degree and an M.B.A. from Delta State University. Mr. Post is a member of the board of directors of Arbitron, Inc.

     Jeffrey A. Schwartz has served as director of Autobytel since August 2001 and President and Chief Executive Officer of Autobytel since December 2001. Mr. Schwartz was President and Chief Executive Officer and a director of Autoweb.com, Inc. from November 2000 to August 2001 and since December 2001. He previously served as the Autoweb’s Vice President, Strategic Development from October 1999 to November 2000. From 1995 to October 1999, Mr. Schwartz held various positions at The Walt Disney Company, including Corporate Vice President responsible for worldwide corporate alliance business development. In this role, Mr. Schwartz was responsible for executing the company’s long-term strategic marketing, promotional, advertising, and licensing relationships. During his tenure at Disney, Mr. Schwartz held several positions inside of the corporate group and was responsible for worldwide political affairs, governmental relations, and various strategic business communications and representations functions. From 1993 to 1995, Mr. Schwartz was a principal of California Communications Group, advising corporate, non-profit, and governmental clients. Mr. Schwartz received Bachelor of Arts, Master of Arts, and Ph.D. degrees in Political Science from the University of Southern California.

     Peter Titz has served as a director of Autobytel since January 1999. Since September 1998, Mr. Titz has been Chairman of the board of directors of Invision AG (formerly Aureus Private Equity AG which absorbed Invision AG and changed its name to Invision AG.) Mr. Titz was a manager of Metro International Dienstleistung Beteiligungs AG and Invision AG from 1989 through December 1999. Before joining Metro and Invision AG in 1989, Mr. Titz was managing director of various institutions in the financial service sector including Chase Bank AG, Frankfurt, American Express in Frankfurt where he was responsible for the introduction of automatic teller machines and the installation of POS systems in Europe. Mr. Titz is a member of the board of directors of Varetis AG and Aldata Solution Oyj. Mr. Titz received a degree in engineering from the University of Aachen and a degree in economics from the University of Bonn. Mr. Titz is a member of the board of directors of Invision AG, ENBA and Varetis AG.

Nominee for Class II Director

     Mark R. Ross’ name will be placed in nomination for election to the board of directors as Class II Director. The shares represented by the proxy cards returned will be voted FOR the election of Mr. Ross unless you specify otherwise.

     Mark R. Ross has been a director of Autobytel since August 2001. Since 1999 Mr. Ross has been a Managing Director of Chatsworth Securities, L.L.C., an investment firm headquartered in Greenwich, CT. Since May 1996, Mr. Ross has also been

Managing Director of Cogito Capital Partners, L.L.C., a merchant bank focusing on investing in and raising funds for Internet companies. Mr. Ross has served on the board of advisors of numerous Internet companies, including iCastle.com and MediaPlex, Inc. Since May 1984, Mr. Ross has served as President, Chief Executive Officer and a director of On Word Information, Inc. He received a Bachelor of Science degree in finance from Lehigh University and studied at the graduate level in education at the University of Massachusetts.

Other Directors

     Jeffrey H. Coats was elected a director of Autobytel in August 1996 and since March 2002 has been a consultant to Autobytel. Since August 2001, Mr. Coats has been Managing Director of Maverick Associates LLC, a financial consulting company. From July 1999 to July 2001, Mr. Coats was a Founder and Managing Director of TH Lee Global Internet Managers, L.P., a fund focused on making equity investments in eCommerce and Internet-related companies globally. Mr. Coats is a limited partner of such fund. Mr. Coats served as Managing Director of GE Equity, Inc., a wholly-owned subsidiary of General Electric Capital Corporation, from April 1996 to July 1999. Mr. Coats led GE Equity’s Consumer Group, which included strategic and financial investments in the Internet, eCommerce, media and entertainment, retail and consumer products and services. He has also held various positions, including as Managing Director, of GE Capital Corporate Finance Group, Inc., a wholly-owned subsidiary of General Electric Capital Corporation, from June 1987 to April 1993. From February 1994 to April 1996, Mr. Coats served as President of Maverick Capital Equity Partners, LLC, and from May 1993 to January 1994, Mr. Coats was a Managing Director of Veritas Capital, Inc., both of which are investment firms. Mr. Coats holds a B.B.A. in Finance from the University of Georgia and a Masters in International Management in Finance from the American Graduate School of International Management. Mr. Coats is a member of the board of directors of Wink Communications, Inc..

     Michael J. Fuchs was elected as a director of Autobytel in September 1996 and became Chairman in June 1998. From November 2000 to May 2001, Mr. Fuchs was Chief Executive Officer of MyTurn.com, Inc. and was Interim Chief Executive Officer from April 2000 to October 2000. Mr. Fuchs was a consultant from November 1995 to April 2000. Mr. Fuchs was Chairman and Chief Executive Officer of Home Box Office, a Division of TimeWarner Entertainment Company, L.P., a leading pay-television company, from October 1984 until November 1995, and Chairman and Chief Executive Officer of Warner Music Group, a Division of Time Warner Inc., from May 1995 to November 1995. MyTurn.com, Inc. filed a voluntary petition under Chapter 11 of the Bankruptcy Code on March 2, 2001, which was converted to a filing under Chapter 7 of the Bankruptcy Code on April 2, 2001. Mr. Fuchs holds a B.A. from Union College and a J.D. from the New York University School of Law. Mr. Fuchs is a member of the board of directors of Wink Communications, Inc. and Salon.com.

     Robert S. Grimes has been a director of Autobytel since inception and since April 2000 has also been a consultant to Autobytel. From July 1996 through March 2000, Mr. Grimes served as Executive Vice President of Autobytel. Since September 1987, Mr. Grimes has been President of R.S. Grimes & Co., Inc., a private investment company. From April 1981 to March 1987, Mr. Grimes was a partner with the investment firm of Cowen & Company. Mr. Grimes holds a B.S. from the Wharton School of Commerce and Finance at the University of Pennsylvania and an L.L.B. from the University of Pennsylvania Law School. Mr. Grimes has served on the board of directors of Philips International Realty Corp., a New York Stock Exchange listed company, since April 1998.

     Mark N. Kaplan was elected as a director of Autobytel in June 1998. Mr. Kaplan was a member of the law firm of Skadden, Arps, Slate, Meagher & Flom LLP from 1979 through 1998 and currently is of counsel to such firm. Mr. Kaplan serves on the board of directors of the following companies whose shares are publicly traded: American Biltrite, Inc., Congoleum Corporation, Inc., DRS Technologies, Inc., Grey Advertising, Inc., REFAC Technology Development Corporation and Volt Information Sciences, Inc. Mr. Kaplan holds an A.B. from Columbia College and a J.D. from Columbia Law School.

     Kenneth J. Orton was elected a director of Autobytel in June 1998. Mr. Orton has been Chief Strategist of e-business at Cognitiative, Inc. since March 1999. Through February 1999, Mr. Orton was the President and Chief Executive Officer of Preview Travel, Inc., which he joined in April 1994 as President and Chief Operating Officer. From September 1989 to March 1994, Mr. Orton was Vice President and General Manager of the San Francisco division of Epsilon, a database marketing firm and a wholly owned subsidiary of American Express Company. Prior to his employment with Epsilon, Mr. Orton was Vice President of MARC Inc., a market research and database marketing company, and Vice President of Sales and Marketing for Future Computing. Mr. Orton received a B.A. from California State University, Fullerton.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of the common stock as of April 15, 2002, by all persons known by Autobytel to own beneficially more than five percent (5%) of the common stock of Autobytel, each director, each executive and named officer, and all directors and executive and named officers of Autobytel as a group. The “Number of Shares Beneficially Owned” is based on 31,137,099 outstanding shares of common stock as of April 15, 2002. Shares of common stock subject to options or warrants that are exercisable within 60 days of April 15, 2002 are deemed to be outstanding and to be beneficially owned by the person holding the options for the purpose of computing the percentage ownership of the person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Except as otherwise noted, the persons or entities in this table have sole voting and investing power with respect to all the shares of Autobytel common stock beneficially owned by them subject to community property laws, where applicable. The information with respect to each person specified is as supplied or confirmed by such person, based upon statements filed with the U.S. Securities and Exchange Commission, or based upon the actual knowledge of Autobytel.

	Shares Beneficially
	Owned

	Number	Percent

5% Stockholders:
John C. Bedrosian(1)	2,500,695	8.0%
875 Stone Canyon Road, Los Angeles, California 90077-2911
MLF Investments, Inc. (2)	2,075,828	6.7%
2401 West Bay Drive, Suite 124, Largo, Florida 33770
Geocapital IV, L.P. (3)	1,615,699	5.2%
One Bridge Plaza, Fifth Floor, Fort Lee, New Jersey, 07024-3304
Executive and Named Officers and Directors:
Robert S. Grimes(4)	1,033,053	3.3%
Mark W. Lorimer(5)	861,797	2.7%
Mark R. Ross(6)	726,993	2.4%
Michael J. Fuchs	240,054	*
Jeffrey A. Schwartz(7)	222,677	*
Dennis Benner(8)	186,656	*
Andrew Donchak(9)	97,496	*
Hoshi Printer(10)	67,702	*
Ariel Amir	22,916	*
Mark N. Kaplan	12,000	*
Richard A. Post	7,000	*
Jeffrey H. Coats	4,000	*
Kenneth J. Orton	1,000	*
John Honiotes	—	*
Peter Titz	—	*
All executive and named officers and directors as a group (15 persons)(11)	3,512,123	10.7%

*	Less than 1%.

(1)	Includes 1,750,695 shares held in the John C. Bedrosian and Judith D. Bedrosian Revocable Trust in which Mr. Bedrosian maintains shared voting powers. 750,000 shares are held by the Karisma Investment Group, Ltd., of which Mr. Bedrosian has sole voting power.

(2)	This number is based solely upon a review of a Schedule 13D filed with the Securities and Exchange Committee on November 21, 2001 which discloses that MLF Investments, LLC (MLFI), an investment consulting business, and Matthew L. Feshbach, the managing member of MLFI, beneficially own 2,075,828 shares. MLFI and Mr. Feshbach share voting power for 1,775,828 shares and dispositive power for 2,075,828 shares.

(3)	Includes 401,696 shares held by Stephen J. Clearman, a general partner in Geocapital IV, L.P., of which he holds sole voting power. Mr. Clearman has shared voting and dispositive power over 1,214,003 shares held by Geocapital IV, L.P. and disclaims beneficial ownership of these shares.

(4)	Includes an aggregate of 39,488 shares held by Mr. Grimes’ wife, 121,024 shares held in a trust of which Mr. Grimes and his wife are beneficiaries and 276,386 shares issuable upon exercise of options exercisable within 60 days of April 15, 2002.

(5)	Includes 843,520 shares issuable upon exercise of options exercisable within 60 days of April 15, 2002.

(6)	Includes an aggregate of 662,585 shares held by On Word Information, Inc., of which Mr. Ross is a director and 30,167 shares held by Mr. Ross’s wife.

(7)	Includes 216,567 shares issuable upon exercise of options exercisable within 60 days of April 15, 2002.

(8)	Includes 150,000 shares issuable upon exercise of options exercisable within 60 days of April 15, 2002.

(9)	Includes 87,496 shares issuable upon exercise of options exercisable within 60 days of April 15, 2002.

(10)	Includes 67,702 shares issuable upon exercise of options exercisable within 60 days of April 15, 2002.

(11)	Includes 1,641,671 shares issuable upon exercise of options exercisable within 60 days of April 15, 2002.

MANAGEMENT

Executive Officers

     The current executive officers of Autobytel are as follows:

Name	Age	Position

Jeffrey A. Schwartz	36	Chief Executive Officer, President and Director
Hoshi Printer	60	Executive Vice President and Chief Financial Officer
Ariel Amir	42	Executive Vice President, General Counsel and Secretary
Andrew Donchak	50	Executive Vice President and Chief Marketing Officer
John Honiotes	54	Vice President, Automotive Operations

     Jeffrey A. Schwartz has served as director of Autobytel since August 2001 and President and Chief Executive Officer of Autobytel since December 2001. Mr. Schwartz was President and Chief Executive Officer and a director of Autoweb from November 2000 to August 2001 and since December 2001. He previously served as the Autoweb’s Vice President, Strategic Development from October 1999 to November 2000. From 1995 to October 1999, Mr. Schwartz held various positions at The Walt Disney Company, including Corporate Vice President responsible for worldwide corporate alliance business development. In this role, Mr. Schwartz was responsible for executing the company’s long-term strategic marketing, promotional, advertising, and licensing relationships. During his tenure at Disney, Mr. Schwartz held several positions inside of the corporate group and was responsible for worldwide political affairs, governmental relations, and various strategic business communications and representations functions. From 1993 to 1995, Mr. Schwartz was a principal of California Communications Group, advising corporate, non-profit, and governmental clients. Mr. Schwartz received Bachelor of Arts, Master of Arts, and Ph.D. degrees in Political Science from the University of Southern California.

     Hoshi Printer rejoined Autobytel as Executive Vice President and Chief Financial Officer in April 2001. From December 2000 through April 2001 Mr. Printer was a consultant and from July 2000 through November 2000, Mr. Printer was Executive Vice President and Chief Financial Officer of Bestoffer.com, Inc. From January 1999 to June 2000, Mr. Printer was Senior Vice President and Chief Financial Officer of Autobytel. From June 1996 to December 1998, Mr. Printer served as Vice President, Finance and Administration, Chief Financial Officer and Secretary of Peerless Systems Corporation, a software technology company. From July 1995 to May 1996, Mr. Printer was Chief Financial Officer of Neuron Data Inc., a software technology company. From July 1994 to June 1995, Mr. Printer served as Chief Financial Officer of Soane Technologies Inc., a polymer technology company. From January 1990 to June 1994, Mr. Printer was Chief Financial Officer of Catalytica Inc., an environmental technology company. Mr. Printer also worked at Xerox Corporation for over 17 years as Vice President of Finance and in 1976 served as a consultant to the White House for the President’s Reorganization project on cash management. Mr. Printer holds a B.E. in mechanical engineering and a B.E. in electrical engineering from Poona University in India, an M.S. in industrial engineering from Oklahoma State University and an M.B.A. from Stanford University.

     Ariel Amir joined Autobytel as Vice President and General Counsel in March 1999, was elected Secretary in April 1999 and was promoted to Senior Vice President in April 2000 and Executive Vice President in September 2000. Mr. Amir was Vice President of Security Capital U.S. Realty from February 1998 until March 1999, where he was responsible for mergers and acquisitions and relations with strategic investees. Mr. Amir was Vice President of Security Capital Group Incorporated, where he provided securities offering and corporate acquisitions services from June 1994 until January 1998. Prior to joining Security Capital Group, Mr. Amir was an attorney with the law firm of Weil, Gotshal & Manges in New York where he practiced securities and corporate law from September 1985 until April 1994. Mr. Amir received his law degree from Georgetown University Law Center, an M.S. in industrial administration from Carnegie-Mellon University Graduate School of Industrial Administration and an A.B. in Economics from Washington University in St. Louis.

     Andrew Donchak joined Autobytel in August 2000 as Senior Vice President, Chief Marketing Officer and was promoted to Executive Vice President in March 2002. Previously, Mr. Donchak served as Vice President, Marketing, of Navigation Technologies, Inc., a database developer for GPS navigation systems, where he was responsible for marketing and fulfillment operations, from November 1997 to August 2000. Prior to that, Mr. Donchak was President, Consumer Division of Konami of America, Inc., an interactive entertainment software development company, from December 1994 until October 1997. From January to November 1994, he was Executive Vice President of BCI, a media syndication company. Mr. Donchak spent fifteen years from October 1978 until December 1993 at BBDO Worldwide in New York and Chicago where he last served as Executive Vice President, was a member of the BBDO NY Board of Directors, and was responsible for key agency/client relationships. Mr. Donchak received a Masters in Marketing and Finance from the Kellogg Graduate School of Management at Northwestern University, where he also earned a Masters of Science in Advertising and a Bachelors of Science in Communications Studies.

     John Honiotes rejoined Autobytel as Vice President, Automotive Operations in November 2001. From July 2001 to November 2001 Mr. Honiotes was a consultant to Autobytel. From May 1998 to June 2001, Mr. Honiotes was a consultant to automotive related companies. From May 1995 to April 1998 Mr. Honiotes was with Autobytel most recently as National Dealer Relations Director. Mr. Honiotes earned a Bachelor of Science from Northern Illinois University. Mr. Honiotes filed for personal bankruptcy in November 2001.

     All executive officers of Autobytel are chosen by the board of directors and serve at its discretion except that Jeffrey A. Schwartz, Hoshi Printer and Ariel Amir each have employment agreements that have terms of employment of two years.

Executive Compensation

     Summary of Cash and Certain Other Compensation. The following table provides certain summary information concerning compensation paid or accrued by Autobytel to or on behalf of Autobytel’s current Chief Executive Officer, former Chief Executive Officer and the four most highly compensated executive officers of Autobytel for the year ended December 31, 2001 (the “Autobytel Named Executive Officers”):

						Long-term
		Annual				Compensation
		Compensation				Awards

	Fiscal Year			Other		Securities
	Ended			Annual		Underlying	All Other
Name and Principal Position	December 31,	Salary	Bonus	Compensation		Options(#)	Compensation

Jeffrey A. Schwartz	2001	$103,125	$162,500	$—		950,000 (1)
Chief Executive Officer and
President
Mark W. Lorimer	2001	301,667	—	60,545	(2)	—	$666,667	(3)
Former Chief Executive Officer	2000	325,000	113,750	—		331,792
and President	1999	323,958	156,000	—		6,792
Hoshi Printer	2001	185,701	114,833	60,000	(4)	187,500
Executive Vice President	2000	96,250	—	—		37,500
and Chief Financial Officer	1999	165,593	138,800	—		150,000
Ariel Amir	2001	265,000	91,550	—		—
Executive Vice President	2000	235,208	83,000	—		310,000
and General Counsel	1999	136,634	84,000	—		150,000
Andrew Donchak	2001	245,000	116,150	—		—
Executive Vice President	2000	85,436	—	—		150,000
and Chief Marketing Officer
Dennis Benner	2001	225,000	100,000	—		—	379,317	(5)
Former Executive Vice President,	2000	148,413	100,000	59,901	(6)	400,000 (7)
Corporate Development

Bonuses for services provided in 2001 were paid in 2002 except for $50,000 to Mr. Donchak for services provided in 2001 and paid in 2001.

(1)	The right to obtain 400,000 shares of such securities is based on time vesting that may be accelerated contingent on the performance of our market trading price.

(2)	Represents payments for accrued but unused vacation and car allowance.

(3)	Represents payments made under the Separation Agreement with Mr. Lorimer.

(4)	Represents payments for moving expenses.

(5)	Represents payments made under the Separation Agreement with Mr. Benner.

(6)	Represents sign up payment and medical benefits.

(7)	The right to obtain 250,000 shares of such securities was contingent on the performance of our trading price. These options expired unexercised, due to the termination of Mr. Benner’s employment.

Stock Option Grants in 2001

     The following table sets forth for each of the Autobytel Named Executive Officers certain information concerning stock options granted to them during 2001. We have never issued stock appreciation rights. Autobytel grants options at an exercise price equal to the fair market value of a share of common stock as determined by its closing price on the Nasdaq National Market on the date of grant. The term of each option granted is generally ten years from the date of grant. Options may terminate before their expiration dates if the optionee’s status as an employee is terminated or upon the optionee’s death or disability.

Individual Grants
Potential Realizable Value
	Number of	Percent of			of Assumed Annual Rates
	Securities	Total Options			of Stock Price Appreciation
	Underlying	Granted to	Exercise		for Option Term(2)
	Options	Employees	Price	Expiration
Name	Granted(#)	in 2001(1)	($/Share)	Date	5%($)	10%($)

Jeffrey A. Schwartz	550,000 (3)	35.6%	$0.89	08/14/11	$307,844	$780,137
	400,000 (4)	25.9%	1.60	12/17/11	402,492	1,019,996
Mark W. Lorimer	—	—	—	—	—	—
Hoshi Printer	187,500 (5)	12.1%	1.23	04/18/11	145,039	367,557
Ariel Amir	—	—	—	—	—	—
Andrew Donchak	—	—	—	—	—	—
Dennis Benner	—	—	—	—	—	—

(1)	Based on options to purchase 1,544,664 shares granted under Autobytel’s 1998 Stock Option Plan, 1999 Stock Option Plan, 1999 Employee and Acquisition Related Stock Option Plan and 2000 Stock Option Plan to employees during fiscal 2001.

(2)	The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission and do not represent Autobytel’s estimate or projection of its future common stock prices.

(3)	300,000 of such options vest and become exercisable over 36 months from the date of grant and 250,000 of such options vest and become exercisable on the seventh anniversary of the date of grant unless accelerated upon the earlier accomplishment of stock price goals.

(4)	200,000 of such options vest and become exercisable 50% on the first anniversary of the date of grant and the balance monthly over the following twelve months and 200,000 of such options vest and become exercisable on the fifth anniversary of the date of grant or earlier if the average trading price for 60 consecutive trading days is equal to or exceeds $5.00 per share.

(5)	The options vest and become exercisable 50% on the first anniversary of the date of grant and 50% on the second anniversary of the date of grant.

Aggregated Option Exercises in 2001 and Year-End Option Values

     The following table sets forth for each of the Autobytel Named Executive Officers certain information concerning options exercised during fiscal 2001 and the number of shares subject to both exercisable and unexercisable stock options as of December 31, 2001. The values for “in-the-money” options are calculated by determining the difference between the fair market value of the securities underlying the options as of December 31, 2001 ($ 1.72 per share) and the exercise price of the individual’s options. Autobytel has never issued stock appreciation rights.

			Number of Securities
			Underlying		Value of Unexercised
	Number of		Unexercised Options at		In-The-Money Options at
	Shares		December 31, 2001		December 31, 2001
	Acquired on	Value
Name	Exercise	Realized($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Jeffrey A. Schwartz	—	—	166,567	916,667	$104,811	$1,099,834
Mark W. Lorimer	—	—	843,520	—	—	—
Hoshi Printer	—	—	—	187,500	—	230,625
Ariel Amir	—	—	265,938	194,062	—	—
Andrew Donchak	—	—	66,662	83,338	—	—
Dennis Benner	—	—	150,000	250,000	—	—

Employment Agreements

     As of December 17, 2001, Autobytel entered into a two year employment agreement with Jeffrey A. Schwartz, Autobytel’s President and Chief Executive Officer. This agreement automatically renews for one year periods unless either party gives at least 180 days notice of an election not to renew. Under this agreement, Mr. Schwartz is entitled to a base salary of $325,000 in the first year and $350,000 in the second year and a bonus as determined by the board of directors from time to time

     In addition, Mr. Schwartz may participate in any qualified or non-qualified pension, profit sharing and savings plans, any death benefit and disability benefit plans, life insurance coverages and any stock purchase programs afforded to executive employees of Autobytel. If Mr. Schwartz’ severance benefits are parachute payments under the Internal Revenue Code, then Autobytel has agreed to make additional payments to him to compensate for his additional tax obligations.

     If Mr. Schwartz’s employment is terminated without “cause” or if Mr. Schwartz terminates his employment with “good reason” (each as defined in his employment agreement), Mr. Schwartz is entitled to a monthly payment for twenty four months equal to the highest monthly base salary of Mr. Schwartz in effect during the term of the agreement. Furthermore, Autobytel shall continue to provide to Mr. Schwartz and his beneficiaries, at its sole cost, any insurance coverages as described in the preceding paragraph and shall pay to Mr. Schwartz in a lump sum payment the aggregate cost of the benefits (other than the insurance coverages) as described in the preceding paragraph, in each case to the extent that he would have received such insurance coverages and benefits had he remained employed by Autobytel for twenty four months.

     In the event of a change of control of Autobytel while Mr. Schwartz remains employed by Autobytel, the term of the agreement shall automatically extend for a period of two years commencing from the date of the change of control. In addition, in the event that Mr. Schwartz’ employment is terminated during the six month period prior to, or the first twelve months following a change of control, by Mr. Schwartz for good reason or by Autobytel other than for cause, disability or death, then the payments described in the preceding paragraph do not apply and instead Mr. Schwartz is entitled to a lump sum payment equal to twice the highest annual base salary in effect during the term of the agreement plus Autobytel shall continue for two years to provide to Mr. Schwartz and his beneficiaries, at its sole cost, any insurance coverages. In the event of a change of control while Mr. Schwartz is employed by Autobytel or if Mr. Schwartz’s employment is terminated without cause during the six month period prior to a change of control, unvested options shall become vested and exercisable

     As of April 18, 2001, Autobytel entered into a two year employment agreement with Hoshi Printer, Autobytel’s Executive Vice President and Chief Financial Officer, under which Mr. Printer is entitled to a base salary of $265,000 and a bonus as determined by the board of directors from time to time. If Mr. Printer’s employment is terminated without “cause” or if Mr. Printer terminates his employment for “good reason” (each as defined in his employment agreement), Mr. Printer is entitled to a lump sum payment equal to the highest annual base salary in effect during the term of the agreement for the remaining balance of the term, but in no event less than 12 months.

     In the event of a change of control of Autobytel after December 31, 2001, and while Mr. Printer remains employed by Autobytel, the term of the agreement shall automatically extend for a period of one year from the date of the change of control. In addition to the above, in the event Mr. Printer’s employment is terminated during the six month period prior to or first twelve months following a change of control by Mr. Printer for good reason or by Autobytel other than for cause, disability or death, Mr. Printer is entitled to a lump sum payment equal to twice the highest base salary paid during the term to Mr. Printer. In addition, Mr. Printer is entitled to the amount of the cost of employee insurance benefits for one year. In the event of a change of control while Mr. Printer is employed by Autobytel or if Mr. Printer’s employment is terminated by Autobytel without cause or by Mr. Printer for good reason during the six month period prior to a change of control, unvested options shall become vested and exercisable. If Mr. Printer’s severance benefits are parachute payments under the Internal Revenue Code, Autobytel has agreed to make additional payments to him to compensate certain of his additional tax obligations. In addition, Mr. Printer may participate in any medical, dental, welfare plans, insurance coverages and any death benefit and disability benefit plans afforded to executive employees of Autobytel.

     As of April 1, 2002, Autobytel entered into a two year employment agreement with Ariel Amir, Autobytel’s Executive Vice President and General Counsel, under which Mr. Amir is entitled to a base salary of $265,000 and a bonus as determined by the board of directors from time to time. The agreement automatically renews for one year periods unless either party gives at least 120 days notice of an election not to renew. If Mr. Amir’s employment is terminated without “cause” or if Mr. Amir terminates his employment with “good reason” (each as defined in his employment agreement), Mr. Amir is entitled to a lump sum payment equal to the highest annual base salary in effect during the term of the agreement for the remaining term of the agreement, but in no event less than 12 months.

     In the event of a change of control of Autobytel while Mr. Amir remains employed by Autobytel, the term of the agreement will automatically extend for a period of two years from the date of the change of control. In addition to the above, in the event Mr. Amir’s employment is terminated during the six month period prior to (or the first twelve months following) a change of control by Mr. Amir for good reason or by Autobytel other than for cause, disability or death, Mr. Amir is entitled to a lump sum payment equal to twice the highest base salary paid during the term to Mr. Amir plus the amount of the cost of employee insurance benefits for one year. In the event of a change of control while Mr. Amir is employed by Autobytel or if Mr. Amir’s employment is terminated by Autobytel without cause or by Mr. Amir for good reason during the six month period prior to a change of control, unvested options shall become vested and exercisable. If Mr. Amir’s severance benefits are parachute payments under the Internal Revenue Code, Autobytel has agreed to make additional payments to him to compensate certain of his additional tax obligations. In addition, Mr. Amir may participate in any medical, dental, welfare plans, insurance coverages and any death benefit and disability benefit plans afforded to executive employees of Autobytel.

     Under a letter agreement dated July 28, 2000 Andrew Donchak, Autobytel’s Executive Vice President and Chief Marketing Officer, is entitled to a base salary of $245,000 and a bonus as determined by the board of directors from time to time. Under the agreement Mr. Donchak received options to purchase 150,000 shares which vest over three years. Under the agreement, such options will vest in the event of a change of control in which the applicable option plan is not adopted by the acquiror or in the event Mr. Donchak’s employment is terminated without cause within one year of the change of control. The agreement also provides for a payment of one year base salary in the event Mr. Donchak’s employment is terminated without cause. Additionally, Mr. Donchak is eligible to participate in benefit plans afforded to executive employees of Autobytel.

     Autobytel entered into an employment agreement, dated as of September 13, 2001 with John Honiotes, Autobytel’s Vice President, Automotive Operations. Under the agreement, Mr. Honiotes is entitled to an annual base salary of $175,000. Mr. Honiotes is entitled to seven months severance in the event of termination of employment other than for cause. In addition, under the agreement, Mr. Honiotes received options to purchase 125,000 shares that vest over three years with certain options vesting if his employment is terminated other than for cause. Mr. Honiotes is also eligible to receive incentive compensation based on attainment of sales, expense and turnover goals with $100,000 payable if the goals are met, subject to increase or decrease if the goals are exceeded or not met.

     Autobytel and Mark W. Lorimer, its former Chief Executive Officer and President, entered into a Separation Agreement, dated as of December 14, 2001. Under the agreement, Mr. Lorimer is entitled to receive $1 million, of which $666,667 has been paid to Mr.

Lorimer. Under the agreement, Mr. Lorimer is entitled to receive health and other benefits for two years. In addition, Mr. Lorimer retained certain options. Mr. Lorimer also agreed to non-competition, non-interference and standstill restrictions.

     Autobytel and Dennis Benner, its former Executive Vice President, Corporate Development, entered into a Separation Agreement, dated as of January 17, 2002. Under the agreement, Mr. Benner was paid approximately $480,000, including for accrued and unpaid bonuses and vacation and for health insurance benefits. In addition, Mr. Benner retained certain options. Mr. Benner also agreed to non-competition, non-interference and standstill restrictions.

Director Compensation

     Autobytel’s non-employee directors receive cash compensation for service on Autobytel’s board of directors or any committee thereof. Non-employee directors receive the following fees: (i) annual fee of $20,000 payable quarterly; (ii) $1,000 for each board meeting attended, whether by phone or in person; and (iii) $500 for each committee meeting attended, whether by phone or in person, that does not take place on the same day as a board meeting. In addition, directors are reimbursed for expenses incurred in connection with attendance at board and committee meetings.

     Autobytel’s 1999 Stock Option Plan provides for an automatic grant of a first option to purchase 20,000 shares of common stock to each non-employee director on the date on which the person first becomes a non-employee director; provided, that if any person serving as a non-employee director before January 14, 1999 received options for less than 20,000 shares on the date such person became a member of the board of directors, such person was granted an option to purchase a number of shares equal to the difference between 20,000 shares and the shares actually granted. After the first option is granted to the non-employee director, he or she will automatically be granted a subsequent option to purchase 5,000 shares on November 1 of each subsequent year provided he or she is then a non-employee director and, provided further, that on such date he or she has served on the board of directors for at least six months. First options and each subsequent option will have a term of ten years. The shares related to the first option and each subsequent option vest in their entirety and becomes exercisable on the first anniversary of the grant date, provided that the option holder continues to serve as a director on such dates. The exercise price of shares subject to the first option and each subsequent option shall be 100% of the fair market value per share of common stock on the date of the grant of the option. The Autobytel 2000 Stock Option Plan contains identical provision for option grants to non-employee directors that become effective when no shares are available for grant under the 1999 Stock Option Plan.

     Directors who are also employees of Autobytel do not receive any additional compensation for their service as directors.

Report On Repricing

     In accordance with the rules of the Securities and Exchange Commission, this Report on Repricing is not intended to be “filed” or “soliciting material” or subject to Regulations 14A or 14C or Section 18 of the Securities Exchange Act 1934, as amended, or incorporated into any other filing by Autobytel with the Securities and Exchange Commission.

     The board of directors of Autobytel believes that hiring and retaining key employees and service providers is central to implementing its business plan. In furtherance of these goals, in the fourth quarter of 2001 the board of directors implemented an option exchange program. This program entitled all option holders holding options with exercise prices over $4.00 per share to tender their options to Autobytel. In return, conditioned on the option holder’s continued employment with or service to Autobytel, Autobytel agreed to grant such holder replacement options not less than 180 days nor more than 200 days after the tender.

     These replacement options will have exercise prices equal to the fair market value of Autobytel’s common stock on the date of regrant. Each replacement option will have a term of 10 years and include vesting over a period of between one and two years, depending on the type of option tendered and whether or not such option was vested at the time of tender.

     The number of shares underlying the regranted options is determined by reference to the number of shares underlying the options tendered and the exercise price of those options. For options with an exercise price of $4.00 or less, the exchange ratio of new options to be issued for options tendered is 1.0 to 1.0. For options with an exercise price of $4.01 to $10.00 per share, the exchange ratio of new options to be issued for options tendered is 0.9 to 1.0 (new option to purchase 9 shares of common stock for each 10 shares underlying the tendered option). For options with an exercise price of more than $10.00 per share, the exchange ratio of new options to be issued for options tendered is .1 to 1.0 (new option to purchase 1 share of common stock for each 10 shares underlying the tendered option).

     The following table sets forth certain information concerning the exchange program, including (i) the name of each executive officer and director who participated in the exchange program, (ii) the date of acceptance of tender, (iii) the number of securities underlying options tendered, (iv) the price per share of the underlying security at the time of the acceptance of tender, (v) the original price or exercise price of the canceled option at the time of the acceptance of tender, (vi) the original option term remaining at the date of the acceptance of tender. The exercise price of the replacement option will not be determined until the date of grant, but will be equal to the fair market value of the common stock on that date.

Ten Year Option Repricing

					Length of Original
			Closing	Exercise	Option Term
		Number of	Market Price	Price of	Remaining at
		Securities	of Stock at	Stock at	Date of
	Date of	Underlying	Date of	Date of	Acceptance
	Acceptance	Tendered	Acceptance	Acceptance	of Tender
Name	of Tender	Options	of Tender	of Tender	(in Years)

Michael Fuchs(1)	01/16/02	5,000	$2.51	$14.13	7.8
	01/16/02	1,111	2.51	13.20	4.2
	01/16/02	8,889	2.51	13.20	3
	01/16/02	734	2.51	13.20	3.2
	01/16/02	593	2.51	13.20	2.9
	01/16/02	2,649	2.51	13.20	2.9
	01/16/02	25,000	2.51	7.00	1.5
	01/16/02	5,000	2.51	5.63	1.2
	01/16/02	11,111	2.51	4.50	5.2

Jeffrey H. Coats(2)	01/16/02	20,000	2.51	14.56	7.7
	01/16/02	5,000	2.51	14.25	7.8
	01/16/02	25,000	2.51	7.00	8.5
	01/16/02	5,000	2.51	5.63	8.8

Mark N. Kaplan(3)	01/16/02	5,000	2.51	14.13	7.8
	01/16/02	4,516	2.51	13.20	6.5
	01/16/02	6,667	2.51	13.20	7
	01/16/02	9,125	2.51	13.20	7.1
	01/16/02	25,000	2.51	7.00	8.5
	01/16/02	5,000	2.51	5.63	8.8

Kenneth J. Orton(4)	01/16/02	5,000	2.51	14.13	7.8
	01/16/02	4,516	2.51	13.20	6.5
	01/16/02	6,667	2.51	13.20	7
	01/16/02	9,125	2.51	13.20	7.1
	01/16/02	25,000	2.51	7.00	8.5
	01/16/02	5,000	2.51	5.63	8.8

Richard A. Post(5)	01/16/02	5,000	2.51	14.13	7.8
	01/16/02	20,000	2.51	13.20	7.1
	01/16/02	25,000	2.51	7.00	8.5
	01/16/02	5,000	2.51	5.63	8.8

Peter Titz(6)	01/16/02	5,000	2.51	14.13	7.8
	01/16/02	20,000	2.51	13.20	7.1
	01/16/02	25,000	2.51	7.00	8.5
	01/16/02	5,000	2.51	5.63	8.8

Ariel Amir(7)	01/16/02	125,000	2.51	16.00	7.2
	01/16/02	12,500	2.51	15.50	7.6
	01/16/02	12,500	2.51	14.75	7.7
	01/16/02	37,500	2.51	10.38	8.1
	01/16/02	85,000	2.51	7.00	8.5
	01/16/02	86,125	2.51	6.50	8.3
	01/16/02	101,375	2.51	6.50	8.3

(1)	Subject to the conditions of the exchange program, Mr. Fuchs will be entitled to receive a replacement option for the purchase of 38,898 shares of common stock.

(2)	Subject to the conditions of the exchange program, Mr. Coats will be entitled to receive a replacement option for the purchase of 29,500 shares of common stock.

(3)	Subject to the conditions of the exchange program, Mr. Kaplan will be entitled to receive a replacement option for the purchase of 29,531 shares of common stock.

(4)	Subject to the conditions of the exchange program, Mr. Orton will be entitled to receive a replacement option for the purchase of 29,531 shares of common stock.

(5)	Subject to the conditions of the exchange program, Mr. Post will be entitled to receive a replacement option for the purchase of 29,500 shares of common stock.

(6)	Subject to the conditions of the exchange program, Mr. Titz will be entitled to receive a replacement option for the purchase of 29,500 shares of common stock.

(7)	Subject to the conditions of the exchange program, Mr. Amir will be entitled to receive a replacement option for the purchase of 264,000 shares of common stock.

     Stock options are intended to provide incentives to Autobytel’s officers, directors, employees and consultants. The Compensation Committee believes that such equity incentives are a significant factor in Autobytel’s ability to attract, retain and motivate service providers who are critical to its long term success. The disparity between the original exercise prices of Autobytel’s outstanding stock options and the market price for the common stock did not provide, in the judgement of the Compensation Committee, a meaningful incentive or retention device to those who received options with exercise prices over $4.00 per share and, therefore, the Compensation Committee determined that offering the exchange program was in the best interest of Autobytel and its stockholders.

Compensation Committee

Jeffrey H. Coates Michael J. Fuchs Kenneth J. Orton

Stock Plans

     Since Autobytel’s inception the board of directors has granted stock options in order to attract, retain and motivate employees. Autobytel’s board of directors considers many factors in granting stock options. For example, among other factors, Autobytel’s board of directors considers competitive market conditions for employees and the risk associated with working for an Internet company.

     1996 Stock Option Plan. Autobytel’s 1996 Stock Option Plan was approved by the board of directors on May 18, 1996 and the stockholders on May 31, 1996. The 1996 Option Plan was terminated by a resolution of the board of directors on October 23, 1996, at which time over 800,000 options had been issued. The 1996 Option Plan provided for the granting to employees and directors of stock options intended to qualify as incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, and for the grant to employees, consultants and directors of nonstatutory stock options. Autobytel reserved 1,194,444 shares of common stock for issuance under the 1996 Option Plan.

     Under the 1996 Option Plan, the exercise price of any incentive stock options granted under the 1996 Option Plan were not less than the fair market value of the common stock on the date of grant, and the exercise price of any non-statutory stock option granted under the 1996 Option Plan were not less than 85% of the fair market value of the common stock at the date of grant. The term of all options granted under the 1996 Option Plan did not exceed 10 years. The administrator of the options granted under the 1996 Option Plan is the board of directors or a committee of the board of directors. Any options granted under the 1996 Option Plan are exercisable at such times as determined by the administrator, but in no case at a rate of less than 20% per year over five years from the grant date. A majority of the outstanding options vested and became exercisable as to one third of the grant on

October 31, 1996, and as to an additional one third of the grant at each successive October 31. Options granted under the 1996 Option Plan generally must be exercised within at least 30 days, or such longer period as determined by the administrator, following termination of the optionee’s status as an employee, director or consultant of Autobytel, or within 12 months following such optionee’s termination by death or disability.

     The 1996 Option Plan provides that in the event of a merger of Autobytel with or into another corporation, each option may be assumed or an equivalent option substituted by the successor corporation. If the outstanding options are not assumed or substituted as described in the preceding sentence, the option will terminate as of the date of the closing of such a merger.

     1996 Stock Incentive Plan. The 1996 Stock Incentive Plan was approved by the board of directors on October 23, 1996, amended and restated by the board of directors on November 24, 1996 and approved by the stockholders on January 16, 1997. The 1996 Stock Incentive Plan provides for the granting to employees and directors of stock options intended to qualify as incentive stock options within the meaning of Section 422 of the Code, and for the granting to employees, directors and consultants of nonstatutory stock options and stock purchase rights.

     As approved by the stockholders, Autobytel reserved 833,333 shares of common stock for issuance under the Incentive Plan. As of March 31, 2002, options covering 473,186 shares of common stock were available for grant under the Incentive Plan and are either incentive stock options or nonstatutory stock options. Options granted under the Incentive Plan must generally be exercised within three months of the end of the option holder’s status as an employee or consultant of Autobytel, or within twelve months after such option holder’s termination by death or disability, but in no event later than the expiration of the option’s ten year term.

     The board of directors determined the exercise price of nonstatutory stock options granted under the Incentive Plan, and in all cases, the exercise price was the fair market value of the common stock on the date of grant. The term of all options granted under the Incentive Plan did not exceed ten years. Stock options granted under the Incentive Plan vest according to vesting schedules determined by the administrator.

     The Incentive Plan provides that in the event of a merger of Autobytel with or into another corporation, a sale of substantially all of Autobytel’s assets or a like transaction involving Autobytel, each option will be assumed or an equivalent option substituted by the successor corporation. If the outstanding options are not assumed or substituted as described in the preceding sentence, the committee of the board of directors shall provide for each option holder to have the right to exercise the option as to all of the optioned stock, including shares as to which the option would not otherwise be exercisable. If the administrator makes an option exercisable in full in the event of a merger or sale of assets, the administrator will notify the option holder that the option will be fully exercisable for a period of 15 days from the date of such notice, and the option will terminate upon the expiration of such period.

     From October 1996 through January 1999, Autobytel purported to grant incentive stock options to employees, of which 689,406 shares granted exceeded the Incentive Plan limit of 833,333 shares. As of January 29, 1999, 688,921 options, and 485 shares that were acquired upon the exercise of excess options were outstanding in excess of the Incentive Plan limit. Because these grants exceeded the plan’s limit, they did not qualify as incentive stock options, which have more favorable tax treatment for employees than nonqualified stock options. In connection with these matters, on January 29, 1999, Autobytel filed an application with the California Department of Corporations for approval of a rescission offer to those affected optionholders holding options covering 689,406 shares of common stock. The Department of Corporations approved the rescission offer on February 12, 1999. The rescission offer allowed each affected optionholder to choose between a cash payment or a new grant of incentive stock options under the 1999 Stock Option Plan. The offer for a cash payment was for 10% of the aggregate exercise price per share of the option plus 7% statutory interest since the date of grant of the option. The terms of the options granted under the 1999 Stock Option Plan are similar to the terms of the original stock options, with an exercise price equal to the fair market value on the date of regrant. In addition, optionholders who chose new grants under the 1999 Stock Option Plan were granted additional options based on the length of time the original options were held. The aggregate maximum number of additional shares of common stock issuable under this choice for all those optionholders were 35,000 shares. All the affected optionholders participated in the rescission offer and Autobytel paid $8,000 to four optionholders who chose the cash alternative.

     1996 Employee Stock Purchase Plan. Autobytel’s 1996 Employee Stock Purchase Plan was adopted by the board of directors on November 18, 1996 and approved by the stockholders on January 16, 1997. The maximum number of shares of common stock available for sale is 444,444. As of March 31, 2002, 221,850 shares of common stock were available for sale. The Purchase Plan, which is intended to qualify under Section 423 of the Internal Revenue Code, permits eligible employees of Autobytel to purchase shares of common stock through payroll deductions of up to ten percent of their compensation for all purchase periods ending within any calendar year.

     Individuals who are eligible employees on the start day of any offering period may enter the Purchase Plan on that start date. Individuals who become eligible employees after the start date of the offering period may join the Purchase Plan on any subsequent quarterly entry date within that period. Employees are eligible to participate if they are customarily employed by Autobytel or any designated subsidiary for at least 20 hours per week and for more than five months in any calendar year.

     The price of common stock purchased under the Purchase Plan will be 85% of the lower of the fair market value of the common stock on the first or last day of each six month purchase period. Employees may end their participation in the Purchase Plan at any time during an offering period, and they will be paid their payroll deductions to date. Participation ends automatically upon termination of employment with Autobytel. Rights granted under the Purchase Plan are not transferable by a participant other than by will, the laws of descent and distribution, or as otherwise provided under the plan. The Purchase Plan is administered by the board of directors or by a committee appointed by the board of directors. The board of directors may amend or modify the Purchase Plan at any time. The Purchase Plan will terminate 10 years from the date of its adoption.

     1998 Stock Option Plan. Autobytel’s 1998 Stock Option Plan was adopted by the board of directors on December 17, 1998 and approved by the stockholders on February 15, 1999. The plan provides that an aggregate of 1,500,000 shares of Autobytel common stock is available to be granted to key employees of Autobytel and its parent or subsidiary corporations, if any. As of March 31, 2002, options covering 1,212,021 shares of common stock were available for grant under the 1998 Option Plan. Under the 1998 Option Plan, eligible key employees of Autobytel may receive incentive stock options within the meaning of Section 422 of the Code or nonstatutory stock options. No eligible employee shall receive stock options with respect to more than 700,000 shares of Autobytel’s common stock during any one calendar year.

     Incentive stock options granted under the 1998 Option Plan must have an exercise price that is no less than the fair market value of Autobytel’s common stock as of the time the option is granted and generally may not be exercised more than ten years after the date of grant. Any incentive stock option that is granted to any option holder who beneficially owns more than 10% of the total combined voting power of all classes of outstanding shares of capital stock of Autobytel must have an exercise price that is no less than 110% of the fair market value of Autobytel’s common stock as of the time the option is granted and may not be exercised more than five years after the date of grant. To the extent that the aggregate fair market value of stock exercisable by an optionee for the first time in any one calendar year under incentive stock options granted under the 1998 Option Plan and all other stock plans of Autobytel exceeds $100,000, options for such shares shall not be considered incentive stock options but instead shall be considered nonstatutory stock options.

     Nonstatutory stock options granted under the 1998 Option Plan must have an exercise price that is no less than 85% of the fair market value of Autobytel’s common stock as of the time the option is granted and may not be exercised more than 10 years after the date they are granted. Under the 1998 Option Plan, nonstatutory stock options vest over a time period determined by the administrator, however, the vesting could accelerate based on the performance of Autobytel’s common stock. All other stock options granted under the 1998 Option Plan vest according to time-based vesting schedules determined by the administrator. In addition, an option holder who is not an officer, director or consultant shall have the right to exercise at least 20% of the options granted per year over five years from the date of grant. Options granted under the 1998 Option Plan are nontransferable, other than by will or the laws of descent and distribution.

     The 1998 Option Plan provides that, unless otherwise stated in a stock option agreement, upon any merger, consolidation, or sale or transfer of all or any part of Autobytel’s business or assets, any option shall vest and may be exercised immediately unless any party to these transactions specifically assumes Autobytel’s obligations under the 1998 Option Plan. In addition, unless otherwise provided in the stock option agreement for any given option, upon any liquidation or dissolution of Autobytel, all rights of the option holder with respect to the unexercised portion of any option will terminate and all options will be canceled unless the plan under which such liquidation or dissolution is effected makes specific provisions regarding the 1998 Option Plan. The holder of any option granted under the 1998 Option Plan has the right immediately prior to the effective date of a merger, consolidation or sale of Autobytel’s business or assets or a liquidation or dissolution to exercise such option without regard to time restrictions applicable to exercise, but subject to any other conditions precedent to exercise unless met or waived, and provided that any stock received upon the exercise of unvested options continues to be subject to the applicable vesting schedule. In no event may any incentive stock options be exercised later than the date preceding the tenth anniversary date of the grant.

     The 1998 Option Plan will be administered by the board of directors or by a committee of the board of directors acting as the administrator. The administrator shall select the eligible key employees who are to be granted options, determine the number of shares to be subject to options to be granted to each eligible key employee and designate such options as incentive stock options or nonstatutory stock options. The board of directors may at any time amend or modify the 1998 Option Plan, except that the board of directors may not, without approval of the stockholders of Autobytel:

•	increase the number of shares issued under the 1998 Option Plan,

•	modify the requirements as to eligibility for participation in the 1998 Option Plan or

•	change the option price provisions of the 1998 Option Plan so as to have a material adverse effect on Autobytel other than to conform with any applicable provisions of the Internal Revenue Code or regulations or rulings.

     Unless terminated earlier, the 1998 Option Plan terminates ten years from the date it was adopted by the board of directors.

     1999 Stock Option Plan. Autobytel’s 1999 Stock Option Plan was adopted by the board of directors on January 14, 1999 and approved by the stockholders on February 15, 1999. The plan provides that an aggregate of 1,800,000 shares of Autobytel’s common stock are available to its employees; provided that after March 31, 1999, Autobytel may not grant more than 1,000,000 options under the plan. As of March 31, 2002, options covering 851,434 shares of common stock were available for grant under the 1999 Stock Option Plan. Unless otherwise provided in the stock option agreement, upon any merger, consolidation, or sale or transfer of all or any part of our business or assets, any option under the plan shall immediately vest and be exercisable unless any party to such a transaction specifically assumes the obligations of Autobytel under the 1999 Stock Option Plan.

     Non-employee directors are entitled to participate in Autobytel’s 1999 Stock Option Plan. The 1999 Stock Option Plan provides for an automatic grant of a first option to purchase 20,000 shares of common stock to each non-employee director on the date on which the person first becomes a non-employee director; provided, that if any person serving as a non-employee director before January 14, 1999 received options for less than 20,000 shares on the date such person became a member of the board of directors, such person will be granted an option to purchase a number of shares equal to the difference between 20,000 shares and the shares actually granted. After the first option is granted to the non-employee director, he or she will automatically be granted a subsequent option to purchase 5,000 shares on November 1 of each subsequent year provided he or she is then a non-employee director and, provided further, that on such date he or she has served on the board of directors for at least six months. First options and each subsequent option will have a term of ten years. The shares related to the first option and each subsequent option vest in their entirety and becomes exercisable on the first anniversary of the grant date, provided that the option holder continues to serve as a director on such dates. The exercise price of shares subject to the first option and each subsequent option shall be 100% of the fair market value per share of the common stock on the date of the grant of the option. The 1999 Stock Option Plan is identical in all other material respects to the 1998 Stock Option Plan.

     1999 Employee and Acquisition Related Stock Option Plan. Autobytel’s 1999 Employee and Acquisition Related Stock Option Plan was adopted by the board of directors on September 22, 1999. The plan provides that an aggregate of 1.5 million shares of Autobytel’s common stock are available to employees and service providers of Autobytel, its subsidiaries or any entity in which Autobytel or its subsidiaries acquires at least a 50% equity interest. As of March 31, 2002, options covering 534,195 shares of common stock were available for grant under the 1999 Employee and Acquisition Related Stock Option Plan. No eligible employee or service provider may receive stock options with respect to more than 700,000 shares of Autobytel’s common stock during any one calendar year. Unless otherwise provided in the stock option agreement, upon any merger, consolidation, or sale or transfer of all or any part of Autobytel’s business or assets, any option under the plan will immediately vest and be exercisable unless any party to such a transaction specifically assumes the obligations of Autobytel under the 1999 Employee and Acquisition Plan. The vesting of non-statutory stock options issued under this plan cannot be accelerated by reason of the performance of Autobytel’s common stock. The 1999 Employee and Acquisition Option Plan is identical in all other material respects to the 1998 Stock Option Plan, except that any compensation paid under Autobytel’s 1999 Employee and Acquisition Related Stock Option Plan will not be performance based compensation for purposes of Section 162(m) of the Internal Revenue Code.

     2000 Stock Option Plan. Autobytel’s 2000 Stock Option Plan was adopted by the board of directors on April 12, 2000 and approved by the stockholders on June 15, 2000. The plan provides that an aggregate of 3,000,000 shares of Autobytel’s common stock are available to Autobytel’s employees, directors and service providers. As of March 31, 2002, options covering 1,363,349 shares of common stock were available for grant under the 2000 Stock Option Plan. Unless otherwise provided in the stock option agreement, upon any merger, consolidation, or sale or transfer of all or any part of Autobytel’s business or assets, any option under the plan shall immediately vest and be exercisable unless any party to such a transaction specifically assumes the obligations of Autobytel under the 2000 Stock Option Plan.

     Non-employee directors are entitled to participate in Autobytel’s 2000 Stock Option Plan. The 2000 Stock Option Plan provides for an automatic grant of a first option to purchase 20,000 shares of common stock to each non-employee director elected after

January 1, 2000, on the date on which the person first becomes a non-employee director. After the first option is granted to the non-employee director, he or she will automatically be granted a subsequent option to purchase 5,000 shares on November 1 of each subsequent year provided he or she is then a non-employee director and, provided further, that on such date he or she has served on the board of directors for at least six months. First options and each subsequent option will have a term of ten years. The shares related to the first option and each subsequent option vest in their entirety and becomes exercisable on the first anniversary of the grant date, provided that the option holder continues to serve as a director on such dates. The exercise price of shares subject to the first option and each subsequent option shall be 100% of the fair market value per share of the common stock on the date of the grant of the option. The 2000 Stock Option Plan is identical in all other material respects to the 1998 Stock Option Plan.

     2001 Restricted Stock Plan. Autobytel’s 2001 Restricted Stock Plan was adopted by the board of directors on June 1, 2001 and approved by the stockholders on August 14, 2001. The plan provides that an aggregate of 1,500,000 shares of Autobytel’s common stock are available for award to Autobytel’s employees, directors and service providers. As of March 31, 2002, all 1,500,000 shares of common stock were available for award under the 2001 Restricted Stock Plan.

     The 2001 Restricted Stock Plan is administered, in the discretion of the board of directors or by a committee of the board acting as the administrator. The 2001 Restricted Stock Plan prohibits anyone from receiving awards for more than 400,000 shares per year.

     The administrator may permit select managers or other highly compensated employees to elect, under certain circumstances and at certain limited times provided in the 2001 Restricted Stock Plan, to make deferred compensation elections that result in the crediting of deferred shares under the 2001 Restricted Stock Plan. The amount of deferred compensation will be credited to the participant’s account as deferred shares at the end of each calendar year. Unless such participants choose another method of distribution, the shares will be distributed in 5 substantially equal installments once per year beginning on the first day of the calendar year after the participant’s service with the Autobytel ends. The deferred compensation share vesting restrictions will be determined by the administrator. If necessary, participants may apply to the administrator for an immediate distribution of all or a portion of the deferred shares because of a hardship. This hardship must be the result of the participant or the participant’s dependent’s sudden or unexpected illness or accident, casualty loss of property, or similar conditions beyond the participant’s control. The amount, if any, of this hardship distribution will be limited to the amount necessary to relieve the financial hardship. The administrator has the final authority to make all determinations associated with hardship distributions.

     If so provided in an award agreement, during a designated period of up to 120 days following termination of service with Autobytel for any reason or for reasons designated in the award agreement, Autobytel shall have the right to repurchase shares to which restrictions on transferability apply, in exchange for which Autobytel shall repay the lesser of the amount paid by participant for such shares or the fair market value of such shares at the time of repurchase by Autobytel (or such other price as the administrator shall specify in the award agreement). Any certificate issued evidencing restricted shares will remain in Autobytel’s possession until those shares are free of restrictions, except as otherwise determined by the administrator. Awards may not be sold, pledged, assigned, hypothecated, transferred, or otherwise encumbered or disposed of other than by will or by laws of descent or distribution, and except as specifically provided in the 2001 Restricted Stock Plan or the applicable award agreement. Vested shares are freely transferable and will not be subject to any restrictions on transfer, other than restrictions imposed by state and federal securities laws.

     The board of directors may at any time amend or modify the 2001 Restricted Stock Plan; provided, however, that no such action of the board of directors shall take effect without approval of the stockholders of Autobytel to the extent such approval is required by applicable law or determined by the board of directors to be necessary or desirable for any reason (including but not limited to the satisfaction of listing requirements on a stock exchange). Unless terminated earlier as provided above, the 2001 Restricted Stock Plan will terminate on June 1, 2011.

     Except as described below and as provided in the 2001 Restricted Stock Plan, participants will not have any rights in the event that Autobytel is sold, merged, or otherwise reorganized. Unless the award agreement provides differently and unless any party to the merger, consolidation, or sale or transfer of Autobytel assets assumes Autobytel’s obligations with respect to awards under the 2001 Restricted Stock Plan, the unvested portion of awards will become immediately vested upon any merger (other than a merger in which Autobytel is the surviving entity and the terms and number of outstanding shares remain unchanged as compared to the terms and number of outstanding shares prior to the merger), consolidation, or sale or transfer of Autobytel assets. Unless the award agreement provides differently, upon any liquidation or dissolution of Autobytel as provided in the 2001 Restricted Stock Plan, all of the rights to any portion of unvested awards will end, and the awards will be canceled at the time of the liquidation or dissolution unless the relevant dissolution or liquidation plan provides otherwise.

     401(k) Plan. All employees of Autobytel who are at least age 21 and have completed three months of service with Autobytel are eligible to participate in the Autobytel Retirement Savings Plan, a defined contribution plan that was effective September 1, 1997, and intended to qualify under Section 401(a) of the Internal Revenue Code. Eligible employees may enter the savings plan as of the first day of January, April, July or October following the date on which they have met the savings plan’s eligibility requirements. Participants may make pre-tax contributions to the savings plan of up to 15% of their eligible earnings, but not in excess of a statutory annual limit.

     Autobytel may make discretionary matching contributions to the savings plan. In 2000, Autobytel began to match contributions with Autobytel common stock purchased directly from Autobytel or in the open market. The maximum matching contribution per employee is $3,000 per year. Each participant in the savings plan is fully vested in his or her contributions and the investment earnings on these contributions. Participants become 100% vested in matching contributions made on their behalf, and the investment earnings on these contributions, after two service years. Contributions by the participants or Autobytel and the income earned on such contributions are not taxable to the participants until withdrawn. Contributions by Autobytel, if any, are deductible by it when made. Contributions are held in trust as required by law.

     Individual participants may direct the trustee to invest their accounts in authorized investment alternatives. All contributions are deposited to a tax-exempt trust and credited to individual participant accounts, which are invested as directed by participants in a number of available investment funds, including Autobytel’s common stock. Participants may also vote shares of Autobytel’s common stock allocated to their accounts. Plan accounts are distributed when a participant retires (at age 65 or later), dies, becomes permanently disabled, or leaves Autobytel for any other reason. Participants may borrow from their accounts, or make withdrawals to meet financial hardships, while they are Autobytel employees. Autobytel has the right to amend or terminate the savings plan at any time, but is prohibited from recovering any of the savings plan’s assets.

Compensation Committee Interlocks and Insider Participation

     No interlocking relationship exists between the board of directors or compensation committee and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past. The compensation committee of the board of directors currently consists of Mr. Fuchs, Mr. Coats and Mr. Orton.

Stock Price Performance Graph

     The stock price performance graph below is required by the Securities and Exchange Commission and shall not be deemed to be incorporated by reference by any general statement incorporating this Proxy Statement into any filing under the Securities Act, or under the Exchange Act, except to the extent that Autobytel specifically incorporates this information by reference, and shall not otherwise be deemed soliciting materials or filed under such Acts.

     The following graph shows a comparison of cumulative total stockholder returns for Autobytel’s common stock, the NASDAQ National Market, the Russell 2000 Index and the JP Morgan H & Q Internet 100 Index. The graph assumes the investment of $100 on March 26, 1999, the day of Autobytel’s initial public offering. The data regarding Autobytel assumes an investment at the initial public offering price of $23.00 per share of Autobytel’s common stock. The performance shown is not necessarily indicative of future performance.

	3/26/99	3/99	6/99	9/99	12/99	3/00	6/00	9/00	12/00	3/01	6/01	9/01	12/01

AUTOBYTEL INC	100.00	182.07	90.76	51.09	66.03	35.73	26.77	19.57	10.87	6.93	6.13	4.52	7.50
NASDAQ NATIONAL MARKET	100.00	101.77	111.33	114.10	168.64	189.33	164.62	151.48	101.44	75.72	89.24	61.92	80.49
RUSSELL 2000	100.00	101.00	116.71	109.33	129.50	138.67	133.43	134.90	125.58	117.41	134.19	106.29	128.71
JP MORGAN H & Q INTERNET 100	100.00	127.07	130.88	134.53	260.42	272.01	201.79	194.13	100.20	61.95	78.03	45.33	64.48

*	$100 Invested on 3/26/99 in stock or index- including reinvestment of dividends. Fiscal year ending December 31.

Section 16(a) Beneficial Ownership Reporting Compliance

     Based upon Autobytel’s review of forms filed by directors, officers and certain beneficial owners of Autobytel’s common stock (the “Section 16 Reporting Persons”) pursuant to Section 16 of the Securities Exchange Act of 1934, as amended, Autobytel is not aware of any failures by the Section 16 Reporting Persons to file the forms required to be filed by them pursuant to Section 16 of the Exchange Act.

Certain Relationships and Related Transactions

     Autobytel and Robert Grimes, a current director and a former Executive Vice President of Autobytel, are parties to a consulting services agreement dated April 1, 2000. The agreement was extended through April 1, 2003. During the term of the consulting agreement, Mr. Grimes will receive $50,000 per year payable on a monthly basis and a $2,500 monthly office expense allowance. Mr. Grimes will make himself available to the executive officers of Autobytel for up to 16 hours a month for consultation and other activities related to formulating and implementing business strategies and relationships. Autobytel may terminate the agreement upon Mr. Grimes’ breach of contract. If Mr. Grimes’ agreement is terminated without breach, Mr. Grimes is entitled to either a pro rated or a lump sum payment equal to the salary that would have been received by Mr. Grimes if he had remained a consultant for the remaining balance of the term of the agreement. In the event of death or disability, Autobytel will pay to Mr. Grimes or his successors and assigns the amount that Mr. Grimes would have received for the remainder of the term of the agreement. Mr. Grimes has the right to terminate the agreement upon 90 days notice to Autobytel. During the term of the agreement, Mr. Grimes will be entitled to participate in all of Autobytel’s employee welfare benefit plans at Autobytel’s expense.

     Autobytel and Jeffrey Coats, a current director, are parties to a consulting services agreement dated as of March 1, 2002. The consulting agreement is on a month to month basis not exceeding 12 months. During the term of the consulting agreement, Mr. Coats will receive $6,250 per month. Mr. Coats will make himself available to the executive officers of Autobytel for consultation and other activities related to business development.

AUTOBYTEL COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     This report on executive compensation is required by the Securities and Exchange Commission and shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act, or under the Exchange Act, except to the extent that Autobytel specifically incorporates this information by reference, and shall not otherwise be deemed soliciting material or filed under such Acts.

     The compensation committee of the board of directors administers Autobytel’s executive compensation program. The current members of the compensation committee are Mr. Fuchs, Mr. Coats and Mr. Orton. Each of these persons is a non-employee director within the meaning of Section 16 of the Securities Exchange Act of 1934, and an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code.

General Compensation Philosophy

     The role of the compensation committee is to set the salaries and other compensation of the executive officers and certain other key employees of Autobytel, and to make grants under, and to administer, the stock option and other employee purchase and bonus plans. Autobytel’s compensation philosophy for executive officers is to relate compensation to corporate performance and increases in stockholder value, while providing a total compensation package that is competitive and enables Autobytel to attract, motivate, reward and retain key executives and employees. Accordingly, each executive officer’s compensation package may, in one or more years, be comprised of the following three elements:

•	base salary that is designed primarily to be competitive with base salary levels in effect at high technology companies in California that are of comparable size to Autobytel and with which Autobytel competes for executive personnel;

•	annual variable performance awards, such as bonuses, payable in cash and tied to the achievement of performance goals, financial or otherwise, established by the compensation committee; and

•	long-term stock-based incentive awards which strengthen the mutuality of interests between the executive officers and Autobytel’s stockholders.

Executive Compensation

     Base Salary. Salaries for executive officers for 2001 were generally determined on an individual basis by evaluating each executive’s scope of responsibility, performance, prior experience and salary history, as well as the salaries for similar positions at comparable companies.

     Annual Incentive Awards. The compensation committee evaluated the performance of Autobytel relative to the performance of other similarly situated companies. To the extent that bonuses were paid to officers in 2001, the compensation committee considered several factors including:

•	the position held by the executive to whom the bonus was paid;

•	total compensation paid by comparable companies to similarly situated executives;

•	the performance of the executive;

•	the development of Autobytel’s operations as measured by its growth in revenues, the decline of the ratio of expenses to revenues and the level of its loss per share; and

•	the perceived increase in the value of Autobytel’s business in light of factors, including market capitalization, third party investments and commercial transactions, and relative market position against competitors.

     The compensation committee from time to time considers various discretionary incentive compensation alternatives for Autobytel’s executives.

     Long-Term Incentive Awards. The compensation committee believes that equity-based compensation in the form of stock options links the interests of executive officers with the long-term interests of Autobytel’s stockholders and encourages executive officers to remain in Autobytel’s employ. Stock options generally have value for executive officers only if the price of Autobytel’s shares of common stock increases above the fair market value of a share of common stock on the grant date and the officer remains in Autobytel’s employ for the period required for the shares granted to such person to vest.

     In 2001, Autobytel granted stock options in accordance with the 1996 Stock Incentive Plan, 1998 Stock Option Plan, 1999 Stock Option Plan, 1999 Employee and Acquisition Related Stock Option Plan and 2000 Stock Option Plan. During 2001, stock options were granted to certain executive officers as incentives for them to become employees or to aid in the retention of executive officers and to align their interests with those of the stockholders. Stock options typically have been granted to executive officers when the executive first joins Autobytel. At the discretion of the compensation committee, executive officers may also be granted stock options to provide greater incentives to continue their employment with Autobytel and to strive to increase the value of Autobytel’s common stock. The number of shares subject to each stock option granted is within the discretion of the compensation committee and is based on anticipated future contribution and ability to impact Autobytel’s results, past performance or consistency within the officer’s peer group. In 2001, the compensation committee considered these factors. The stock options granted in 2001 generally become exercisable over a two to three-year period and are granted at a price that is equal to the fair market value of Autobytel’s common stock on the date of grant.

Chief Executive Officer Compensation

     Mr. Schwartz’s base salary, target bonus, bonus paid and long-term incentive awards for 2001 were determined by the compensation committee in a manner consistent with the factors described above for all executive officers and based on Mr. Schwartz’s experience in the online automotive marketing services business.

Internal Revenue Code Section 162(m) Limitation

     The compensation committee has considered the potential impact of Section 162(m) of the Internal Revenue Code on the compensation paid to Autobytel’s executive officers. Section 162(m) disallows a tax deduction for the compensation paid to certain executives of publicly-held corporations in excess of $1.0 million in any taxable year. The $1.0 million limitation applies per executive per year and only to the compensation paid to the chief executive officer and the four highest compensated executive officers, and provided such compensation is not performance-based. In general, it is the compensation committee’s policy to qualify its executives’ compensation for deductibility under applicable tax laws, although from time to time the compensation committee will consider and award compensation not so qualified under appropriate circumstances.

Compensation Committee

Jeffrey H. Coats Michael J. Fuchs Kenneth J. Orton

AUTOBYTEL AUDIT COMMITTEE REPORT

     The following Audit Committee Report is provided in accordance with the rules and regulations of the Securities and Exchange Commission. Pursuant to such rules and regulations, this report shall not be deemed “soliciting materials,” filed with the Securities and Exchange Commission, subject to Regulation 14A or 14C of the Securities and Exchange Commission or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall this Audit Committee Report be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or the Exchange Act, except to the extent that Autobytel specifically incorporates this information by reference.

     The audit committee is responsible for oversight of Autobytel’s financial reporting process on behalf of its board of directors. The audit committee operates pursuant to a Charter that was last adopted on April 12, 2000. The management of Autobytel is responsible for the preparation, presentation and integrity of Autobytel’s financial statements, and Autobytel’s accounting and financial reporting principles, and internal controls designed to assure compliance with accounting standards and applicable laws and regulations. The independent auditors are responsible for auditing Autobytel’s financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States.

     In fulfilling its oversight responsibilities, the audit committee reviewed the audited financial statements in the annual report with management. As part of its review, the audit committee discussed the quality, and not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

     The audit committee reviewed with the independent auditors their judgments as to the quality, not just the acceptability, of Autobytel’s accounting principles and such other matters as are required to be discussed with the audit committee under generally accepted accounting principles. In addition, the audit committee has discussed with the independent auditors the auditors’ independence from management and Autobytel including the matters in the written disclosures required by the Independence Standards Board Standard No. 1 (Independent Discussions With Audit Committees) and considered the compatibility of non-audit services with the auditors’ independence.

     The audit committee discussed with the independent auditors the overall scope and plans for their audits. The audit committee meets with the independent auditors to discuss the results of their examinations, their evaluations of Autobytel’s internal controls, and the overall quality of its financial reporting and the other matters required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees).

     The members of the audit committee are not professionally engaged in the practice of auditing or accounting, are not employed by Autobytel for accounting, financial management or internal control purposes, and are not experts in the fields of accounting or auditing. Members of the audit committee relied, without independent verification, on the information provided to them and on the representations made by management and the independent auditors. Accordingly, the audit committee’s oversight does not provide any basis, other than the review and discussions with management and the independent auditors referred to above, to determine that management has maintained appropriate accounting and financial reporting principles and policies or internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the audit committee’s considerations and discussions referred to above do not assure that the audit of Autobytel’s financial statements has been carried out in accordance with auditing standards generally accepted in the United States or that Autobytel’s auditors are in fact “independent”.

     In reliance on the reviews and discussions referred to above, and subject to the limitations on the role and responsibilities of the audit committee referred to above and in the Charter, the audit committee recommended to the board of directors (and the board of directors approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2001 for filing with the Securities and Exchange Commission.

The Audit Committee

Richard A. Post Jeffrey H. Coats Mark N. Kaplan Mark R. Ross

AUTOBYTEL’S INDEPENDENT PUBLIC ACCOUNTANTS

Information Regarding Independent Public Accountants

     The audit committee is reviewing whether to engage Arthur Andersen LLP to serve as Autobytel’s independent public accountants during the current year. In light of recent events surrounding Arthur Andersen LLP, management and the board of directors continue to monitor the developments regarding Arthur Andersen LLP and may decide to change independent public accountants. Autobytel has initiated discussions with several possible replacement auditors so that it is prepared to take appropriate action and expects to make a public announcement regarding its decision before the Annual Meeting.

Audit Fees

     The aggregate fees billed by Arthur Andersen LLP for professional services rendered for the audit of Autobytel’s annual financial statements for the year ended December 31, 2001 and for the reviews of the financial statements included in Autobytel’s Quarterly Reports on Form 10-Q for that year were $201,000.

Financial Information Systems Design and Implementation Fees

     No fees were billed by Arthur Andersen LLP for professional services rendered for financial information systems design and implementation for the year ended December 31, 2001.

All Other Fees

     The aggregate fees billed by Arthur Andersen LLP for services rendered to Autobytel, other than for services described above, for the year ended December 31, 2001 were approximately $478,000. These other services consisted of audit and tax related services, such as review of the Securities and Exchange Commission filings, tax compliance and consultations on accounting and tax matters.

     The Audit Committee has determined that the provision of services rendered above is compatible with maintaining Andersen LLP’s independence.

TRANSACTION OF OTHER BUSINESS

     As of the date of this Proxy Statement, the board of directors is not aware of any matters other than those set forth herein and in the Notice of Annual Meeting of Stockholders that will come before the meeting. Should any other matters arise requiring the vote of stockholders, it is intended that proxies will be voted in respect thereto in accordance with the best judgment of the person or persons voting the proxies.

FUTURE STOCKHOLDER PROPOSALS

     Autobytel must receive at its principal office before February 25, 2003, any proposal which a stockholder wishes to submit to the 2003 Annual Meeting of Stockholders, if the proposal is to be considered by the board of directors for inclusion in the proxy materials for that annual meeting. Stockholders of Autobytel may submit proper proposals for inclusion in Autobytel’s proxy statement and for consideration at the 2003 annual meeting of its stockholders by submitting their proposals in writing to the Secretary of Autobytel in a timely manner. In order to be included in Autobytel’s proxy materials for the 2003 annual meeting the proposal must also otherwise comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended.

     In addition, Autobytel’s by-laws establish an advance notice procedure with regard to stockholder nominations for the election of directors or other business to be properly brought before an annual meeting. For nominations or other business to be properly brought before the meeting by a stockholder, such stockholder must provide written notice delivered to the Secretary of Autobytel no less than 60 nor more than 90 days prior to the anniversary date of the immediately preceding annual meeting, which notice must contain specified information concerning the business or the nominee. However, in the event that the annual meeting is called for a date that is not within 30 days before or after such anniversary date, such stockholder must provide written notice delivered to the Secretary of Autobytel not later than 10 days following the date notice of the annual meeting is mailed to the stockholders of Autobytel. Accordingly, a stockholder who intends to present a nomination or proposal at the 2003 annual meeting of stockholders without inclusion of the proposal in Autobytel’s proxy materials must provide written notice of the nominations or other business they wish to propose to the Secretary no later than 10 days following the date the notice of the 2003 annual meeting is mailed to the stockholders of Autobytel. A copy of the full text of the by-law provision discussed above may be obtained by writing to the Secretary of Autobytel. All notices of proposals by stockholders, whether or not included in Autobytel’s proxy materials, should be sent to Autobytel Inc., 18872 MacArthur Boulevard, Irvine, California 92612-1400, Attention: Corporate Secretary.

     Autobytel reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

     In addition, a stockholder who intends to present a proposal at Autobytel’s 2003 annual meeting without inclusion of the proposal in the proxy materials should be aware that the rules of the Securities and Exchange Commission provide that a proxy may confer discretionary authority on management to vote on a matter if the proponent fails to timely notify Autobytel. Such proposals must also have met the other requirements of the rules of the Securities and Exchange Commission relating to stockholder proposals.

     Please return your proxy as soon as possible. Unless a quorum consisting of a majority of the outstanding shares entitled to vote is represented at the meeting, no business can be transacted. Therefore, please be sure to date and sign your proxy exactly as your name appears on your stock certificate and return it in the enclosed prepaid return envelope. Please act promptly to ensure that you will be represented at this important meeting.

     If requested, we will furnish you any exhibit listed on the exhibit index to our Annual Report on Form 10-K for the fiscal year ended December 31, 2001 upon payment of a reasonable copy fee.

By Order of the Board of Directors

Jeffrey A. Schwartz President and Chief Executive Officer

April 30, 2002

AUTOBYTEL INC.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
For the Annual Meeting of Stockholders
June 25, 2002

     Jeffrey Schwartz, Hoshi Printer and Ariel Amir and each of them, with full power of substitution, are hereby authorized to represent and to vote as directed on this proxy the shares of common stock of Autobytel Inc. held of record by the undersigned on April 29, 2002 at the Annual Meeting of Stockholders to be held on June 25, 2002, and at any adjournments or postponements, as if the undersigned were present and voting at the meeting.

     The shares represented by this proxy will be voted as directed by the stockholder. Where no direction is given when the duly executed proxy is returned, such shares will be voted FOR each of the proposals set forth on this proxy as such proxies deem advisable and on such other matters as may properly come before the Annual Meeting of Stockholders, including, among other things, consideration of any motion made for adjournment of the meeting.

     Whether or not you expect to attend the meeting, you are urged to execute and return this proxy, which may be revoked at any time prior to its use.

     PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

AUTOBYTEL INC.

1. ELECTION OF NOMINEES JEFFREY A. SCHWARTZ, RICHARD A. POST AND PETER TITZ AS CLASS I DIRECTORS AND MARK R. ROSS AS CLASS II DIRECTOR OF AUTOBYTEL INC.

FOR all nominees          WITHHOLD AUTHORITY to vote for all nominees

(Instruction: To withhold authority to vote for any nominee, write his name in the space provided.)

2. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING OF STOCKHOLDERS, OR ANY ADJOURNMENTS THEREOF.

FOR          AGAINST          ABSTAIN

NOTE: Signatures should agree with the names printed hereon. When signing as executor, administrator, trustee, guardian or attorney, please give the title as such. For joint accounts or co-fiduciaries, all joint owners or co-managers should sign.

Signature:

Dated:	, 2002
Signature:

Dated:	, 2002